Exhibit 99.1


Eagle Hospitality to Be Acquired by an Apollo Real Estate Joint Venture for $13.35 Per Share in Cash

COVINGTON, Ky.--(BUSINESS WIRE)--April 30, 2007--Eagle Hospitality Properties Trust, Inc. (NYSE:EHP), a real estate investment trust (REIT) focused on investment opportunities in the full-service and all-suite hotel industry, today announced that it has entered into a definitive agreement to be acquired by AP AIMCAP, a joint venture of Apollo Real Estate Investment Fund V L.P., Aimbridge Hospitality, L.P., and JF Capital Advisors, LLC for $13.35 per share and unit in cash.

The transaction, which is subject to Eagle common stockholder approval and other customary closing conditions, is expected to be completed in the third quarter of 2007. Eagle intends to continue to pay its quarterly common dividend, prorated through the closing of the transaction. The transaction is not contingent upon AP AIMCAP obtaining financing.

The purchase price represents a premium of approximately 21% over Eagle's three-month average closing share price and a premium of approximately 42% over Eagle's closing stock price on January 29, 2007, the day the company announced that a special committee was formed to explore strategic alternatives.

Eagle Hospitality owns 13 full-service and all-suite hotels encompassing a total of 3,516 rooms and premier brands including Hilton, Embassy Suites, Marriott and Hyatt. The hotels are located throughout the U.S., in Arizona, California, Colorado, Florida, New York, Kentucky, Ohio, Illinois, Massachusetts and Puerto Rico.

"The proposed merger reflects our long standing commitment to maximizing value for our shareholders," stated Bill Blackham, President and Chief Executive Officer of Eagle Hospitality. "Since our initial public offering in October 2004, we have assembled an attractive portfolio of high-quality lodging assets. We believe the offer by AP AIMCAP, whose sponsors are highly respected groups within our industry, fairly reflects the intrinsic value of these assets. We look forward to working together to gain shareholder approval on the merger."

"The Eagle portfolio consists of a diversified group of well-branded hotels with strong cash flow," said Lee Neibart, Senior Partner at Apollo. "We believe we have assembled a first class team to maximize the performance of the portfolio."

Dave Johnson, CEO of Aimbridge Hospitality stated, "We are thrilled to become involved with this portfolio and to continue our strong relationships with Apollo and JF Capital."

It is anticipated that Eagle's 8.25% Series-A Cumulative Redeemable Preferred Shares, which are non-callable prior to June 2010, will continue to remain outstanding following the closing of the transaction.

In connection with the transaction, Morgan Stanley is serving as financial advisor to Eagle.

About Eagle Hospitality Properties Trust, Inc.

Eagle Hospitality Properties Trust, Inc. is a real estate investment trust focused on investment opportunities in the full-service and all-suite hotel industry. Eagle owns 13 upper upscale full-service and all-suite hotels encompassing approximately 3,516 guest rooms with premier brands including Hilton, Embassy Suites, Marriott and Hyatt. The hotels are located in Arizona, California, Colorado, Florida, New York, Massachusetts, Kentucky, Ohio, Illinois and Puerto Rico.

About Apollo Real Estate Advisors

Apollo Real Estate Advisors is a leading international real estate investor and fund manager. Since the firm's founding in 1993, Apollo has overseen the establishment of 16 real estate funds and joint ventures totaling approximately $8.7 billion in equity commitments for investment in the United States and globally. The Apollo funds have collectively invested in over 400 transactions with an aggregate value in excess of $30 billion.

Aimbridge Hospitality, L.P. is a hotel real estate and management company created to identify investment opportunities throughout the United States. Aimbridge provides management, asset management, capital renovation, supervision, accounting and consulting services for its strategic partners. Aimbridge currently operates hotel properties in the Embassy Suites, Doubletree, Hilton Garden Inn, Hampton Inn & Suites, Sheraton, Hyatt and Wyndham brands. Aimbridge also manages a number of independent hotels, including the Phoenix Inn & Suites brand of hotels and has several projects under development in the Starwood, Marriott and Hilton enterprises.

JF Capital Advisors, LLC is a hospitality investment and advisory firm founded by Jonathan Falik in 2004. Together with Joe Weinberger, these two principals of JF Capital Advisors have completed over $12 billion of mergers and acquisitions and capital markets transactions in the hospitality space. JF Capital Advisors specializes in hospitality transactions involving the capital markets, and will provide financial advisory and transaction oversight services to the general partnership.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this press release are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of Eagle and its affiliates or industry results or the benefits of the proposed transaction to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, approval of the transaction by the stockholders of Eagle, the satisfaction of closing conditions to the transaction, and the effects of general and local economic and real estate conditions. Additional information or factors which could impact the company and the forward-looking statements contained herein are included in Eagle filings with the Securities and Exchange Commission. Eagle assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Participants in the Solicitation

Eagle and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Eagle participants in the solicitation, which may be different than those of Eagle shareholders generally, is set forth in Eagle proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the transaction when it becomes available. INVESTORS AND SECURITY HOLDERS OF EAGLE ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EAGLE, APOLLO REAL ESTATE ADVISORS AND THE MERGER. The proxy statement and other relevant material (when they become available) and any other documents filed by Eagle with the SEC may be obtained free of charge by contacting Eagle's Investor Relations Department at 859-581-5900, Eagle's website, or the SEC's website at www.sec.gov. Eagle Hospitality Properties Trust, Inc. Investor & Media Contacts: Raymond D. Martz, Chief Financial Officer, (859) 581-5900

CONTACT: Eagle Hospitality Properties Trust, Inc.
Raymond Martz, Chief Financial Officer, 859-581-5900

SOURCE: Eagle Hospitality Properties Trust, Inc.